RESTATED

                   CERTIFICATE OF INCORPORATION

                                OF

                        J. CREW GROUP, INC.

                               -----

                     Under Section 807 of the

                     Business Corporation Law

                               -----

                             RESTATED

                   CERTIFICATE OF INCORPORATION

                                OF

                        J. CREW GROUP, INC.

                               -----

                     Under Section 807 of the

                     Business Corporation Law

                               -----


           The undersigned, being Vice President and Assistant
Secretary of J. Crew Group, Inc., pursuant to Section 807 of the
Business Corporation Law of the State of New York, do hereby restate, certify and set forth:

           1. The name of the corporation is J. CREW GROUP, INC., hereinafter sometimes called "the corporation."

           2. The Certificate of Incorporation of the corporation was filed by the Department of State, Albany, New York, on the 19th day of May, 1988.

           3. The Certificate of Incorporation, as amended heretofore, is hereby further amended as authorized by Section 801 of the Business Corporation Law (i) to change the purpose of the corporation, (ii) to change the post office address to which the secretary of state shall mail a copy of any process against the corporation served upon him, (iii) to increase the aggregate number of shares of Common Stock which the corporation shall have authority to issue from 1,000,000 shares to 100,000,000 shares and to reduce the par value of such shares from $1.00 per share to $.01 per share, (iv) to change the existing 227,988 issued and outstanding shares of Common Stock of the corporation, par value $1.00 per share, to 55,000 issued and outstanding shares of Common Stock of the corporation, par value $.01 per share, and to change the existing 772,012 unissued shares of Common Stock of the corporation, par value $1.00 per share, to 99,945,000 unissued shares of Common Stock of the corporation, par value $.01 per share, representing a rate of change of 0.24 and 129.46 for issued and outstanding shares and unissued shares, respectively, (v) to cancel twenty thousand (20,000) shares of Preferred Stock with a par value of $100 per share, (vi) to cancel ten thousand (10,000) shares of Prior Preferred Stock with a par value of $100 per share, (vii) to add ten million (10,000,000) shares of preferred stock with a par value of $.01 per share, (viii) to grant authority to the Board of Directors, as to the shares of preferred stock added hereby, to establish or change the number of shares constituting each series of such preferred stock, and to fix the designation and relative rights, preferences and limitations of the shares of each such series, (ix) to strike out certain provisions addressing the number of directors of the corporation, the duration of the corporation, and the participation in meetings of the Board of Directors or any committee thereof by means of a conference telephone, and (x) to add certain provisions addressing the rights of the holders of shares of capital stock of the corporation. This restated Certificate of Incorporation reduces the stated capital from four million ($4,000,000) dollars to one million one hundred thousand ($1,100,000) dollars, a reduction of two million nine hundred thousand ($2,900,000) dollars. The text of the Certificate of Incorporation is hereby restated as amended to read as herein set forth in full:

           FIRST: The name of the corporation is J. CREW GROUP, INC., hereinafter sometimes called "the corporation."

           SECOND: The purposes for which the corporation is formed are as follows:

           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided, however, that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without first obtaining such consent or approval.

           THIRD: The office of the corporation within the State of New York is to be located in the County of New York.

           FOURTH: The aggregate number of shares of all classes which the corporation shall have authority to issue is 110,000,000 shares, consisting of one hundred million
(100,000,000) shares of Common Stock with a par value of $.01 per share and ten million (10,000,000) shares of preferred stock with a par value of $.01 per share.

           FIFTH: The Board of Directors is authorized, subject to the limitations prescribed by law and the terms of this Certificate of Incorporation, to provide for the issuance of shares of preferred stock in series, and, by filing a certificate of amendment pursuant to the Business Corporation Law, to establish or change the number of shares constituting each such series and to fix the designation and relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

           (1) the number of shares constituting such series and the distinctive designation of such series;

           (2) the times at which and the conditions under which dividends shall be payable on shares of such series, the dividend rate on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, and the status of such dividends as participating or non-participating;

           (3) whether such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

           (4) whether such series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including the price or conversion or exchange rate and provision for adjustment thereof in such events as the Board of Directors shall determine;

           (5) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

           (6) the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund or redemption or purchase account;

           (7) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

           (8) any other relative rights, preferences and limitations of such series.

           SIXTH: No present or future holder of any shares of any class or series, whether heretofore or hereafter issued, shall have any preemptive or preferential right to purchase or subscribe for any part of the stock of the corporation, now or hereafter authorized, or to any bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for or carrying options or rights to purchase stock of the corporation other than as the Board of Directors may determine.

           SEVENTH: Subject to the rights of the preferred stock, if any, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

           EIGHTH: Upon any liquidation, dissolution or winding up of the affairs of the corporation (which shall not be deemed to include a consolidation or merger of the corporation, or the sale of all or substantially all of the corporation's assets, into, with or to any other corporation or corporations), whether voluntary or involuntary, and after the holders of the preferred stock, if any, shall have been paid in full the amounts, if any, to which they respectively shall be entitled or provision for such payment shall have been made, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock.

           NINTH: Every holder of shares of Common Stock of record shall be entitled at every meeting of shareholders to one vote for each share of Common Stock standing in his name on the record of shareholders. Holders of shares of each series of preferred stock, if any, shall be entitled to vote in accordance with the provisions of this Certificate of Incorporation, as amended, relating to such series.

           TENTH: The secretary of state is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the secretary of state shall mail a copy of any process against the corporation served upon him is: J. Crew Group, Inc., 770 Broadway, New York, New York 10003.

           ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision herein contained in the manner now or hereafter prescribed by applicable law, and all rights conferred hereunder upon shareholders of the corporation are granted subject to this reservation.

           TWELFTH: (1) A person who is or was a director of the corporation shall not have any personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law.

           (2) Any repeal or modification of this Article Twelfth shall be prospective only, and shall not affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

           4. This restatement of the Certificate of Incorporation was authorized, pursuant to Sections 803(a) and 615(a) of the Business Corporation Law, by vote of the Board of Directors, followed by unanimous written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.

           IN WITNESS WHEREOF, the undersigned have executed, signed and verified this Certificate of Incorporation this 17th day of October, 1997.


                              /s/ Nicholas Lamberti
                              -------------------------
                              Nicholas Lamberti,
                              Vice President
                              Address:


                              /s/ Michael P. McHugh
                              -------------------------
                              Michael P. McHugh,
                              Assistant Secretary
                              Address: